Exhibit 99.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of January 22, 2004

among

INTERNATIONAL BANCSHARES CORPORATION,

LFC ACQUISITION CORP.

and

LOCAL FINANCIAL CORPORATION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2004 (this “Agreement”), among INTERNATIONAL BANCSHARES CORPORATION, a Texas corporation (“IBC”), LFC ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of IBC (“Acquisition Sub”), and LOCAL FINANCIAL CORPORATION, a Delaware corporation (“LFC”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of IBC, Acquisition Sub and LFC deem it advisable and in the best interests of each corporation and its respective stockholders that Acquisition Sub merge with, and in to, LFC (the “Merger”), with LFC as the surviving corporation (the “Surviving Corporation”) in the Merger;

WHEREAS, the respective Boards of Directors of each of IBC, Acquisition Sub and LFC have adopted resolutions approving the Merger, this Agreement and the transactions contemplated hereby to which each such party is a party, and the Board of Directors of LFC has agreed, upon the terms and subject to the conditions set forth herein, to recommend that LFC’s stockholders approve the Merger and this Agreement;

WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of LFC of this Agreement and the Merger, to effect the Merger, as more fully described herein;

WHEREAS, IBC, Acquisition Sub and LFC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, certain terms used herein have the meanings ascribed to them in the respective Sections of this Agreement set forth in Appendix A;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Acquisition Sub shall be merged with and into LFC and the separate existence of Acquisition Sub shall thereupon cease, and LFC, as the Surviving Corporation, shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

1.2  Effective Time of the Merger.  The Merger shall become effective at the date and time (the “Effective Time”) when a Certificate of Merger meeting the requirements of the

Delaware General Corporation Law (the “DGCL”) shall have been duly executed and filed in accordance with the DGCL, or at such other time as is specified in such Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in Article VII hereof.

1.3  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cox & Smith Incorporated, San Antonio, Texas, at 10:00 a.m. local time on the day which is no later than five (5) Business Days after the day on which the last of the conditions set forth in Article VII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as IBC and LFC shall agree in writing.  The date on which the Closing is held is sometimes referred to herein as the “Closing Date.”

ARTICLE II

THE SURVIVING CORPORATION

2.1  Certificate of Incorporation.  The Certificate of Incorporation of LFC as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law and this Agreement.

2.2  By-laws.  The By-laws of Acquisition Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

2.3  Board of Directors and Officers.  The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

2.4  Effects of Merger.  The Merger shall have the effects set forth in the DGCL.

ARTICLE III

CONVERSION OF SHARES

3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of IBC, Acquisition Sub, LFC or any holder of capital stock of LFC:

(a)   Capital Stock of Acquisition Sub.  Each issued and outstanding share of the capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Shares and IBC Owned Shares.  All shares of common stock of LFC, par value $.01 per share (the “Shares”), that are owned directly or indirectly by LFC as treasury stock or by any wholly owned subsidiary of LFC (other than Shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and any Shares owned by IBC, Acquisition Sub or any other wholly owned subsidiary of IBC shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Shares.

(i)            Subject to other applicable provisions of this Agreement, including Section 3.2, each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b) and Dissenters’ Shares) shall be converted into the right to receive, at the election of the holder thereof, either: (A) a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of IBC (“IBC Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”), or (B) the Per Share Cash Consideration. As used herein, the following terms have the respective meanings set forth below:

“Exchange Ratio” means the Per Share Merger Consideration divided by the IBC Common Stock Value.

“Per Share Merger Consideration” means $22.00; provided, however, that if the Effective Time shall not have occurred on or prior to August 15, 2004, then the “Per Share Merger Consideration” shall mean the sum of (x) $22.00 plus (y) the Per Share Adjustment Amount.

“Per Share Adjustment Amount” means an amount equal to the quotient of (x) the Aggregate Adjustment Amount divided by (y) the sum of (1) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time plus (2) the aggregate number of Shares issuable with respect to the LFC Stock Options outstanding immediately prior to the Effective Time, assuming for purposes of this calculation that all outstanding LFC Stock Options are immediately exercisable and fully vested.

“Aggregate Adjustment Amount” means an amount equal to the product of (x) $76,667 multiplied by (y) the number of days in the period commencing on August 16, 2004, and ending on the date on which the Effective Time occurs (including, for purposes of such calculation, August 16, 2004, and the date on which the Effective Time occurs)

“IBC Common Stock Value” means the average of the closing sale prices for a share of IBC Common Stock as reported on the NASDAQ Stock Market, Inc. National Market System (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) during the ten (10) consecutive Business Days beginning fifteen (15) Business Days before the Effective Time (the “Determination

Period”); provided, however, that (i) if the IBC Common Stock Value as otherwise determined pursuant to the preceding provisions of this sentence would be less than $46.00, then the IBC Common Stock Value shall be $46.00, and (ii) if the IBC Common Stock Value as otherwise determined pursuant to the preceding provisions of this sentence would be greater than $56.00, then the IBC Common Stock Value shall be $56.00.  The Exchange Ratio shall be calculated to the nearest one-ten-thousandth of a share of IBC Common Stock.

“Merger Consideration” means the aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration into which all outstanding Shares are converted pursuant to this Section 3.1(c); provided, however, that the term “Merger Consideration” when used with respect to any Shares, holder(s) of Shares, and/or Certificate(s) representing Shares means the aggregate Per Share Cash Consideration and/or Per Share Stock Consideration into which such Shares are converted pursuant to this Section 3.1(c).

“Per Share Cash Consideration” means an amount in cash equal to the Per Share Merger Consideration.

(ii)           Anti-Dilution Adjustments.    Should IBC change (or establish a record date for changing) the number of shares of IBC Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding IBC Common Stock having a record date preceding the Effective Time of the Merger, then, to the extent necessary to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction, the IBC Common Stock Value (or the prices for the IBC Common Stock used in determining the IBC Common Stock Value) shall be appropriately adjusted.

(iii)          Fractional Shares.  Fractional shares shall not be issued under this Subsection (c), or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of the IBC Common Stock Value multiplied by the fraction of a share of IBC Common Stock that would otherwise have been issued, rounded to the nearest whole cent.

3.2  Election and Allocation Procedures.

(a)   Subject to the allocation procedures set forth in Subsection 3.2(b), each record holder of Shares will be entitled (i) to elect (a “Stock Election”) to receive shares of IBC Common Stock for all of the Shares (“Stock Election Shares”) held by such record holder, (ii) to elect (a “Cash Election”) to receive cash for all of the Shares (“Cash Election Shares”) held by such record holder; or (iii) to elect (a “Mixed Election”) to receive part shares of IBC Common Stock (such portion of the Shares attributable to the election to receive shares being included in Stock Election Shares) and part cash (such portion of the Shares attributable to the election to receive cash being included in Cash Election Shares) for his, her or its Shares; or (iv) to indicate (a “Non-Election”) that such holder makes no such election for all of the Shares (“No-Election Shares”) held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the “Stock Number”) will equal as nearly as possible the product of (i) 25% multiplied by (ii) the total number of Shares outstanding immediately prior to the Effective Time of the Merger (excluding Shares to be canceled as provided in Section 3.1(b) but including Dissenters’ Shares). All such elections (each, an “Election”) shall be made on an Election Form. Any Shares for which the record holder has not, as of the Election Deadline, properly submitted to IBC or the Exchange Agent a properly completed Election Form (excluding any Dissenters’ Shares) will be deemed No-Election Shares. Notwithstanding anything else to the contrary herein, all Dissenters’ Shares will be deemed Cash Election Shares.

(b)   The allocation among the holders of Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

(i)            Number of Stock Election Shares Less Than 25%. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than 25% of the number of issued and outstanding Shares immediately prior to the Effective Time, then (1) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (2) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable, but not less than, 25% of the Shares, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than or equal to 25% of the Shares, all No-Election Shares will be Stock-Selected No-Election Shares; (3) if the sum of Stock Election Shares and No-Election Shares is less than 25% of the Shares, the Exchange Agent will allocate from among the Cash Election Shares (other than Dissenters’ Shares, which shall in no event be deemed to be or treated as Converted Cash Election Shares), pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of such Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable, but not less than, 25% of the Shares, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (4) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; or

(ii)           Number of Stock Election Shares Greater Than or Equal to 25%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than or equal to 25% of the issued and outstanding Shares immediately prior to the Effective Time, then (1) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (2) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares so that the sum of such number and the number of Cash Election Shares and No-Election Shares equals as closely as practicable 75% of the Shares, and each such allocated Stock-Election Share (each, a “Converted Stock Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.  The remaining Stock Election Shares (which are not Converted Stock Election Shares) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration.

(c)   An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares (“Certificates”) shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by IBC and reasonably satisfactory to LFC (the “Exchange Agent”) in such form as LFC and IBC shall mutually agree shall be mailed on the Mailing Date to each holder of record of Shares as of a record date (the “Election Form Record Date”) five (5) Business Days prior to the Mailing Date. The “Mailing Date” shall be a date to be mutually agreed upon by IBC and LFC that is at least thirty five (35) days prior to the anticipated Effective Time (or such other date as IBC and LFC may mutually agree).  LFC shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Shares after the Election Form Record Date and prior to the Election Deadline, and LFC shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(d)   Each Election Form shall entitle the holder of Shares (or the beneficial owner through appropriate and customary documentation and instructions) to make either a Stock Election, Cash Election, Mixed Election or Non-Election.  Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the Shares held by that Representative for a particular beneficial owner.

(e)   To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the date that is thirty (30) days after the Mailing Date (or such other time and date as LFC and IBC may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by IBC pursuant to Section 3.3(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any LFC stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any LFC stockholder may, at any time prior to the Election

Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by IBC and LFC that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the Shares held by such stockholder shall be designated No-Election Shares. IBC shall cause the Certificates representing Shares described in (ii) to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

3.3  Exchange Procedures.

(a)   Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to IBC and LFC shall be mailed within three Business Days after the Effective Time to each holder of record of Shares as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all Shares to be converted thereby.

(b)   At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration payable with respect thereto.

(c)   Prior to the Effective Time, IBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 3.3, an amount of cash sufficient to pay the aggregate Per Share Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 3.1, and IBC shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of IBC Common Stock to provide for payment of the aggregate Per Share Stock Consideration.

(d)   The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as IBC may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of IBC Common Stock that such holder has the right to receive pursuant to this Article III, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article III, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.1) and any dividends or other distributions to which such holder is entitled pursuant to this Section 3.3.

Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute IBC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of IBC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any Shares not registered in the transfer records of LFC, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of IBC and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.  The Merger Consideration and any additional amounts paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates.

(e)   No dividends or other distributions declared or made after the Effective Time with respect to IBC Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of IBC Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 3.3.  Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of IBC Common Stock represented by such Person’s Certificates.

(f)    The stock transfer books of LFC shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of LFC of any Shares. If, after the Effective Time, Certificates are presented to IBC, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.3.

(g)   Any portion of the aggregate amount of cash to be paid pursuant to Section 3.1, any dividends or other distributions to be paid pursuant to this Section 3.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of LFC for six months after the Effective Time shall be repaid by the Exchange Agent to IBC upon the written request of IBC. After such request is made, any stockholders of LFC who have not theretofore complied with this Section 3.3 shall look only to IBC for the Merger Consideration deliverable in respect of each share of Shares such stockholder holds, as determined pursuant to this Article III of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of IBC (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)   IBC and the Exchange Agent shall be entitled to rely upon LFC’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, IBC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent of IBC, the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Article III.

3.4  Dissenters’ Shares.  Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares. LFC shall give IBC (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by LFC relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of LFC thereunder. LFC shall not, except with the prior written consent of IBC, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

3.5  Further Assurances.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

3.6  Withholding Taxes.  IBC and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by IBC or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by IBC or the Surviving Corporation, and IBC shall provide, or cause the Exchange Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

3.7  Subsidiary Mergers.  LFC shall take, and shall cause each of its Subsidiaries to take, in advance of the Effective Time, any action requested by IBC to facilitate the merger (the “Holding Company Merger”) of LFC into IBC and the merger (the “Bank Merger” and, together with the Holding Company Merger, the “Subsidiary Mergers”) of Local Oklahoma Bank, an Oklahoma banking association and wholly-owned subsidiary of LFC (“LFC Bank”), into International Bank of Commerce, Laredo, Texas, a Texas banking association and indirect wholly-owned subsidiary of IBC (“IBC Bank”), including execution and delivery of any required or appropriate regulatory filings, Articles of Merger, Certificates of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to become effective immediately following the Effective Time.

3.8  Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, IBC may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as IBC may determine to effect the purposes of this Agreement, subject to the prior written consent of LFC, which consent shall not be unreasonably withheld or delayed; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) materially impede, delay, or reduce the likelihood of, the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement.  The parties agree to enter into such amendments of this Agreement and any related documents, and to take such other actions, as IBC may request to reflect any such revised structure.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of LFC.  Except as set forth in the Disclosure Schedule delivered by LFC to IBC prior to the execution of this Agreement (the “LFC Disclosure Schedule”), LFC represents and warrants to IBC as follows:

(a)   Organization and Operation of LFC.  LFC is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and, except as would not reasonably be expected to result in a Material Adverse Effect on LFC, has the full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.  Section 4.1(a) of the LFC Disclosure Schedule sets forth a true and complete list of all of LFC’s direct and indirect subsidiaries (the “LFC Subsidiaries”) and the percentage of the capital stock of each such subsidiary owned by LFC and its subsidiaries.  LFC has not filed a declaration electing to be a financial holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”).True and complete copies of the Certificate of Incorporation and Bylaws of LFC and each of the LFC Subsidiaries, as amended to date, have been delivered to IBC.  The only material business of LFC is its ownership and operation of the LFC Subsidiaries.  Except as specified on Section 4.1(a) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is a member of any joint venture or partnership and neither LFC nor any of the LFC Subsidiaries owns any securities of any other entity (other than portfolio securities held in the ordinary course of business) other than as herein described.

(b)   Organization and Operation of LFC Subsidiaries.  Each of the LFC Subsidiaries is a corporation or a trust, duly organized, validly existing and in good standing under the laws of the state set forth in Section 4.1(b) of the LFC Disclosure Schedule, and except as would not reasonably be expected to result in a Material Adverse Effect on LFC, has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it.

(c)   Capitalization and Ownership.

(i)          The authorized capital stock of LFC consists exclusively of 25,000,000 Shares and 5,000,000 shares of Preferred Stock, $.01 par value per share, of which as of the date of this Agreement, 16,536,773 Shares were outstanding and no shares of Preferred Stock were outstanding.  Since September 8, 1997, LFC has not issued any Shares or any shares of Preferred Stock, other than the issuance of Shares upon the valid exercise of LFC Stock Options and warrants.  All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and have not been issued in violation of any preemptive rights of any Person.  No holders of Shares have any rights of rescission or other claims against LFC under the Securities Act of 1933, as amended (the “1933 Act”), resulting from any failure of such Shares to have been sold by LFC pursuant to a valid exemption under the 1933 Act or otherwise in compliance therewith.  Neither LFC nor any of the LFC Subsidiaries has issued or otherwise has any liability or obligation with respect to any stock appreciation rights, phantom stock or other similar rights or interests.

(ii)         The authorized capital stock of each of the LFC Subsidiaries is set forth on Section 4.1(c) of the LFC Disclosure Schedule.  All of the issued and outstanding shares of capital stock of each of the LFC Subsidiaries are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by the Person set forth in such Section 4.1(c).

(iii)        There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating LFC or any of the LFC Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of LFC, and no authorization therefor has been given, except that as of the date of this Agreement, there are outstanding options to acquire an aggregate of 1,755,490 Shares (the “LFC Stock Options”).  Since October 23, 2002, LFC has not granted any LFC Stock Options.  Neither LFC nor any LFC Subsidiary has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or any LFC Stock Options.

(iv)        There are no voting trusts or stockholder agreements to which LFC is a party with respect to the voting of the capital stock of LFC.

(d)   Financial Statements.  LFC has delivered to IBC (i) the audited consolidated statements of financial condition of LFC and its subsidiaries as of December 31, 2002 and 2001, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (collectively, the “Audited Financial Statements”).  Except to the extent qualified by footnotes contained in the Audited Financial Statements and the report of the independent accountant thereon, the Audited Financial Statements fairly present in all material respects the financial position of LFC and the LFC Subsidiaries as of the dates thereof and the results of LFC’s operations for the periods indicated in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis.  In addition, LFC has delivered to IBC the unaudited consolidated statements of financial condition of LFC and its Subsidiaries as of September 30, 2003, and the related unaudited statements of operations for the nine-month period then ended (collectively, the “Unaudited Financial Statements”).  The Unaudited Financial Statements fairly present in all material respects the financial position of LFC as of the date thereof and the results of their respective operations for the period indicated in conformity with GAAP applied on a consistent basis, except (i) as described in the footnotes to such Unaudited Financial Statements, (ii) for year end closing adjustments that have not been applied, and (iii) the Unaudited Financial Statements may not include all footnote disclosures required by GAAP.

(e)   Loans.

(i)          To the knowledge of LFC, each loan reflected on the books of LFC or any LFC Subsidiary, including, without limitation, each loan in which LFC and/or any LFC Subsidiary holds a participation interest (collectively, “Loans”), is the legal, valid and binding obligation of the obligor of each Loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such Loans.  All such Loans were made in the ordinary course of LFC’s or applicable LFC Subsidiary’s business and have been made in accordance with reasonable and prudent banking practices.  Any LFC Subsidiary which is a financial institution does not have in its portfolio any Loan exceeding its legal lending limit.  Section 4.1(e)(i) of the LFC Disclosure Schedule sets forth, as of September 30, 2003, a list of all of LFC’s and LFC Subsidiary’s outstanding Loans that were classified as delinquent 60 days or more, substandard, doubtful or loss, in connection with LFC’s and LFC Subsidiary’s most recent regulatory examination or were considered to be so classified at September 30, 2003 under the LFC Subsidiaries’ policies and procedures (it being understood that no representation is being made that the applicable regulatory authorities would agree with the loan classification pursuant to the LFC Subsidiaries’s policies and procedures).

(ii)         All loans to directors, executive officers and beneficial owners of 5% or more of the outstanding capital stock of LFC or any LFC Subsidiary, and, to the knowledge of LFC, loans to any affiliate thereof, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), are listed on Section 4.1(e)(ii) of the LFC Disclosure Schedule.

(f)    Absence of Certain Changes.  Except (i) as expressly contemplated by this Agreement or the transactions contemplated hereby, (ii) as discussed in documents filed with the Securities Exchange Commission (the “SEC”) by LFC prior to the date of this Agreement, (iii) as set forth in Section 4.1(f) of the LFC Disclosure Schedule or (iv) to the extent the following items, individually, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on LFC, since the date of the Audited Financial Statements, LFC and the LFC Subsidiaries have not (A) incurred or assumed any obligations or liabilities (absolute or contingent), other than obligations or liabilities incurred in the ordinary course of business and consistent with past practices and obligations or liabilities incurred in carrying out the transactions contemplated by this Agreement; (B) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business and consistent with past practices; (C) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business and consistent with past practices; (D) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (E) materially increased, or experienced any material change in any material assumptions underlying or methods of calculating, any bad debt, contingency, tax or other reserves or materially changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods);or (F) made any material change in the conduct of its business.

(g)   Environmental Matters.  LFC and LFC Subsidiaries have made available to IBC copies of all environmental assessments reports prepared by or for, or in the possession or control of LFC and the LFC Subsidiaries relating to the Real Property, a complete and correct list of which is contained in Section 4.1(g) of the LFC Disclosure Schedule.  In addition, LFC represents and warrants to IBC as follows:

(i)    To the knowledge of LFC, each of LFC and the LFC Subsidiaries is in compliance with all Environmental Laws applicable to the ownership of its properties and the operations of the business and activities now conducted by it, and has obtained all Environmental Permits needed to operate the business and occupy the Real Property.

(ii)   Without in any manner limiting the generality of (a) above, except as expressly set forth in Section 4.1(g) of the LFC Disclosure Schedule and as any of the following would not have Material Adverse Effect on LFC:

(a)           no Materials of Environmental Concern have been disposed of or have been released (and no release is threatened) in connection with the ownership, use, maintenance, operation or conduct of the business or the Real Property except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits);

(b)           LFC and the LFC Subsidiaries are not and have not been subject to any claim or notice, respecting Environmental Laws in connection with the ownership, use, maintenance, operation or conduct of their business or the Real Property;

(c)           LFC and the LFC Subsidiaries and all of the Real Property have been and are in material compliance with all terms and conditions of any and all required Environmental Permits.  LFC and the LFC Subsidiaries have timely filed applications for renewal of any Environmental Permit if such application submission is required prior to the Closing;

(d)           LFC and the LFC Subsidiaries have not undertaken, remediation or other cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity associated with a release or threatened release of Materials of Environmental Concern with respect to any of the Real Property;

(e)           LFC and the LFC Subsidiaries and all of the Real Property have all environmental and pollution control equipment necessary to comply with all Environmental Laws applicable to the operation of the business as presently conducted; and.

(f)            no underground storage tanks exist at or under any of the Real Property.

“Environmental Law(s)” means any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community’s right to know.  The term “Environmental Law” includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource

Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

“Environmental Permit(s)” means all permits, licenses, certificates, registrations, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Real Property or to conduct the business as currently conducted in compliance with Environmental Laws.

“Materials of Environmental Concern” means (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “solid waste,” “hazardous materials,” “pollutant,” “contaminant” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains:  (A) explosives or (B) radioactive materials (including naturally occurring radioactive materials); (iii) petroleum products, oil or any fraction thereof; and (iv) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.

“Real Property” means the real and personal property owned, leased, or used by LFC or LFC Subsidiaries (including property or other real estate owned or acquired by LFC or the LFC Subsidiaries through or in-lieu of foreclosure), provided that the representations and warranties contained in this Section 4.1(g) are qualified in their entirety to the knowledge of LFC with respect to any Real Property leased, as lessee, by LFC or any LFC Subsidiary.

(h)   Authority; No Violations.

(i)     LFC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required LFC Vote.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LFC and no other corporate action or other corporate proceedings on the part of LFC is necessary to authorize this Agreement or the transactions hereby contemplated, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required LFC Vote.  This Agreement has been duly executed and delivered by LFC and constitutes a valid and binding agreement of LFC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.  Based on the representation and warranty of IBC contained in Section 4.2(h) of this Agreement, no “moratorium”, “control share”, “fair price” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Section 203 of the DGCL, are applicable to the Merger or other transactions contemplated by this Agreement.

(ii)    The execution, delivery and performance of this Agreement by LFC does not and will not, as the case may be, and the consummation of the Merger by LFC and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to:  (A) any provision of the certificate of incorporation or by-laws of LFC or any LFC Subsidiary or (B) except as would not reasonably be expected to result in a Material Adverse Effect on LFC or as set forth in Section 4.1(h) of the LFC Disclosure Schedule, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LFC or any LFC Subsidiary or their respective properties or assets.

(iii)   No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, or other governmental authority (a “Governmental Entity”), is required by or with respect to LFC or any LFC Subsidiary in connection with the execution, delivery and performance of this Agreement by LFC or the consummation of the Merger and the Subsidiary Mergers, except for those required under or in relation to (A) the BHC Act, (B) the DGCL with respect to the filing of the Certificate of Merger, (C) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (D) the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of the Shares and the issuance of IBC Common Stock in the Merger, (E) antitrust or other competition laws of other jurisdictions, (F) such consents and approvals specified in Section 4.1(h) of the LFC Disclosure Schedule and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on LFC.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A), (B), (C), (D), (E) and (F) above are hereinafter referred to as the “LFC Required Consents.”

(i)    Reports.  LFC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “LFC SEC Reports”).  Except as set forth in Section 4.1(i) of the LFC Disclosure Schedule, no LFC Subsidiary is or has been required to file any form, report or other document with the SEC.  None of the LFC SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, in the case of any registration statements, at the time of effectiveness (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All of such LFC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective LFC SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, including, without limitation, each of the consolidated financial statements of LFC (including any related notes thereto) included within the LFC SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  LFC has heretofore furnished or made available to IBC complete and correct copies of all amendments and modifications that have not been filed by LFC with the SEC to all agreements, documents and other instruments that previously had been filed by LFC with the SEC and are currently in effect.

(j)    Board Approval.  The Board of Directors of LFC, by resolutions duly adopted at a meeting duly called and held, and not subsequently rescinded or modified in any way (the “LFC Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of LFC and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Merger and (iii) subject to Section 6.1(a), recommended that the stockholders of LFC approve this Agreement and the Merger.

(k)   Vote Required.  The affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement and approve the Merger (the “Required LFC Vote”) is the only vote of the holders of any class or series of capital stock of LFC necessary to adopt this Agreement and approve the transactions contemplated hereby.

(l)    Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LFC or any of its Subsidiaries, except Sandler O’Neill & Partners, L.P., whose fees and expenses will be paid by LFC in accordance with LFC’s agreement with such firm, based upon arrangements made by or on behalf of LFC and previously disclosed to IBC.

(m)    Opinion of LFC Financial Advisers.  The Board of Directors of LFC has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified in any material respect as of the date of this Agreement, a copy of such opinion has been made available to IBC.

(n)   Taxes.  Except as disclosed in Section 4.1(n) of the LFC Disclosure Schedule, LFC and each of the LFC Subsidiaries (i) have timely filed all federal, state and local Tax Returns required to be filed by LFC or any of the LFC Subsidiaries for Tax years ended prior to the date of this Agreement, except for those Tax Returns for which requests for extensions have been timely filed, and all such returns are true, correct and complete in all material respects, (ii) have paid all Taxes shown to be due and payable on such Tax Returns other than Taxes which (x) are currently payable without penalty or interest or (y) are being contested in good faith and for which adequate reserves have been established on the books and records of LFC or one or more of the LFC Subsidiaries, as the case may be, in accordance with GAAP, (iii) have accrued all such Taxes for such periods subsequent to the periods covered by such returns that are required by GAAP and (iv) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  LFC and the LFC Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any LFC or LFC Subsidiary employee, creditor, independent contractor or other third party; and LFC and the LFC Subsidiaries have collected and paid all Taxes required to have been collected and paid in connection with any amounts received from any customer or third party.  There are no liens for Taxes on the assets of LFC or any of the LFC Subsidiaries, except for liens for Taxes not yet due and payable and except as set for in Section 4.1(n) of the LFC Disclosure Schedule, there is no pending, nor has LFC or any of the LFC Subsidiaries received notice of any threatened audit, examination, notice of deficiency or assessment, refund litigation or adjustment in controversy with respect to any Tax.  Except as disclosed in Section 4.1(n) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.  Neither LFC nor any of the LFC Subsidiaries has made any payments, or is obligated to make any payments, or is a party any agreement which could obligate it to make any payments that will not be deductible under Code Section 280G.

(o)   Employee Benefit Plans.

(i)            Section 4.1(o)(i) of the LFC Disclosure Schedule lists each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by LFC or any of the LFC Subsidiaries or to which LFC or any of the LFC Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”) and sets forth the amount of any liability of LFC or any of the LFC Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing; except as set forth in Section 4.1(o)(i) of the LFC Disclosure Schedule, no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

(ii)           Section 4.1(o)(ii) of the LFC Disclosure Schedule lists each “employee pension benefit plan” (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by LFC or any of the LFC Subsidiaries or to which LFC or any of the LFC Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”);

(iii)          Except as set forth on Section 4.1(o)(iii) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries maintains, has or is a party to any plan, program, agreement, arrangement, understanding or commitment, whether written or oral, for the benefit of any of its employees, directors or officers relating to any of the following: severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or any program, plan, commitments, or practice of purchasing or otherwise compensating employees, including officers, for accrued vacation or sick leave upon termination of employment (such other compensatory programs being hereinafter collectively referred to as “Other Programs”);

(iv)          All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or insurance or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; except as set forth on Section 4.1(o)(iv) of the LFC Disclosure Schedule, all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

(v)           Except as set forth on Section 4.1(o)(v) of the LFC Disclosure Schedule, each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

(vi)          Except as set forth on Section 4.1(o)(vi) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in a breach of fiduciary duty (as defined in Section 404 of ERISA) with respect to any Welfare Benefit Plan, Pension Benefit Plan or Other Program or in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

(vii)         Except as set forth on Section 4.1(o)(vii) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor any corporation or other trade or business controlled by or under common control with LFC (as determined under Sections 414(b) and 414(c) of the Code) (“Common Control Entity”) is, or has been within the past three years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has LFC, any LFC Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA.  In addition, except as set forth on Section 4.1(o)(vii) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

(viii)        True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or insurance or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan, the Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, the Summary Annual Report provided to participants with respect to each Welfare Benefit Plan, Pension Benefit Plan, and Other Program for the three most recent plan years, and any correspondence to or from the IRS, Department of Labor, or bank examiner with respect to any Welfare Benefit Plan, Pension Benefit Plan, or Other Program during the three most recent plan years, have been furnished to IBC;

(ix)           All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or insurance or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and, except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA or under the terms of such plans; except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, LFC, its subsidiaries, or a Common Control Entity has the right to modify, amend, or terminate each Welfare Benefit Plan, Pension Benefit Plan, and Other Program at any time; except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, the termination of any

Welfare Benefit Plan, Pension Benefit Plan, or Other Program would not accelerate or increase any benefits payable under such plan; and except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, in the event of termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program, neither LFC, nor its subsidiaries, would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan;

(x)            Except as set forth on Section 4.1(o)(x) of the LFC Disclosure Schedule, there are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans; and all contributions, premiums, or other payments due from LFC or any of the LFC Subsidiaries have been fully paid or adequately provided for and disclosed on the books and financial statements of LFC and the LFC Subsidiaries;

(xi)           Except as set forth on Section 4.1(o)(xi) of the LFC Disclosure Schedule, no action has been taken, nor has there been a failure to take any action that would subject any Person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

(xii)          Except as otherwise set forth in Section 4.1(o)(xii) of the LFC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by LFC or any of the LFC Subsidiaries (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

(p)   Litigation.  Except as disclosed in the LFC SEC Reports or Section 4.1(p) of the LFC Disclosure Schedule, there are no, actions, suits, proceedings, arbitrations, claims or investigations pending or, to LFC’s knowledge, threatened against LFC or any of the LFC Subsidiaries, or any properties or rights of LFC or any of the LFC Subsidiaries.

(q)   No IBC Capital Stock.  LFC does not own or hold directly or indirectly any shares of common stock of IBC or any other capital stock of IBC, or any options, warrants or other rights to acquire any shares of common stock of IBC or any other capital stock of IBC, or in each case, any interests therein.

(r)    Employment Matters.  Except as disclosed on Section 4.1(r) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary is a party to (i) any oral or written contracts, agreements, understandings or commitments, express or implied, granting any material benefits or rights to any employee(s), (ii) any collective bargaining agreement, or (iii) any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against LFC or any LFC Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of LFC, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of LFC or any LFC Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. LFC and each LFC Subsidiary are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither LFC or any LFC Subsidiary are engaged in any unfair labor practice.

(s)   Regulatory Matters and Examination Reports. Neither LFC nor any of the LFC Subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Oklahoma State Banking Department, the Oklahoma State Insurance Commissioner, the SEC, the Oklahoma State Securities Board or any other regulatory authority (collectively, the “Regulatory Authorities”).  To the extent permitted by law, LFC has made available to IBC complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to LFC or any LFC Subsidiary since December 31, 1999; (ii) any correspondence between LFC or any LFC Subsidiary, on the one hand, and any Regulatory Authority, on the other hand, relating to examination issues during such periods, and (iii) any agreements, arrangements or understandings between LFC or any LFC Subsidiary and such Regulatory Authority, including any agreements, arrangements or understandings arising out of or related to any such examinations.  Except as set forth in Section 4.1(s) of the LFC Disclosure Schedule, LFC and the LFC Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discriminate fair lending law.  Each of the LFC’s insured depository institution subsidiaries is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and “well managed” (as that term is defined at 12 C.F.R. 225.81(c)), and each institution’s examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

(t)    Title to Properties; Encumbrances.  Except as set forth in Section 4.1(t) of the LFC Disclosure Schedule, LFC and each LFC Subsidiary has unencumbered, good, legal, and indefeasible title to all their respective material properties and assets, real and personal, including, without limitation, all the material properties and assets reflected in the Audited Financial Statements and Unaudited Financial Statements, except for (i) those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements, (ii) properties where the failure to have such title would not have a Material Adverse Effect, (iii) liens for current taxes not yet due or payable, (iv) pledges to secure deposits and borrowings and other liens incurred in the ordinary course of its banking business and (v) liens reflected on the statement of financial condition of LFC included in the Unaudited Financial Statements. LFC has made available to IBC all of the files and information in the possession of LFC or the LFC Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. LFC and the LFC Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted.

(u)   Patents, Trademarks and Copyrights.  Except as set forth in Section 4.1(u) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries requires the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of LFC or any LFC Subsidiary.  LFC and/or the LFC Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 4.1(u) of the LFC Disclosure Schedule.

(v)   Fiduciary Responsibilities.  LFC and the LFC Subsidiaries have performed in all respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, except where the failure to so perform or comply would not have a Material Adverse Effect.

(w)  Insurance.  LFC and the LFC Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Section 4.1(w) of the LFC Disclosure Schedule and have had similar insurance in force for the last 5 years.  Except as set forth on Section 4.1(w) of the LFC Disclosure Schedule, there have been no claims under such fidelity bonds within the last 5 years and to the knowledge of LFC no facts exist which would form the basis of a claim under such bonds.  To the knowledge of LFC, there is no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

(x)    Leases, Contracts and Agreements.  Section 4.1(x) of the LFC Disclosure Schedule sets forth an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which LFC or any LFC Subsidiary is a party or by which LFC or any LFC Subsidiary is bound which obligate or may obligate LFC or any LFC Subsidiary for an amount in excess of $100,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate LFC or any LFC Subsidiary in the aggregate for an amount in excess of $100,000 over the entire term of such related contracts (the “Contracts”). LFC has delivered or made available to IBC true and correct copies of all Contracts.  For the purposes of this Agreement, the Contracts shall be deemed not to include loans (including agreements covering same) made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by LFC and any LFC Subsidiary, but shall include unfunded loan commitments and letters of credit issued by LFC or any LFC Subsidiary where the borrowers’ total direct and indirect indebtedness to the Bank is in excess of $100,000. Except as set forth in Section 4.1(x) of the LFC Disclosure Schedule, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of LFC or any LFC Subsidiary.  To the knowledge of LFC, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles, and are in full force and effect. To the knowledge of LFC, except as described in Section 4.1(x) of the LFC Disclosure Schedule, all rent and other payments by LFC and any LFC Subsidiary under the Contracts are current, except for defaults which would not reasonably be expected to result in a Material Adverse Effect on LFC, there are no existing defaults by LFC or any LFC Subsidiary under the

Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. LFC and any LFC Subsidiary has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.  Except for deposit accounts entered into with LFC or an LFC Subsidiary in the ordinary course of business or as set forth on Section 4.1(x) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary is a party to or bound by any contract, agreement, commitment, arrangement or understanding with (i) any director or officer of LFC or any LFC Subsidiary or any beneficial owner of 5% or more of the outstanding capital stock of LFC, or (ii) any affiliate, as defined in Section 12b-2 of the 1934 Act, of any of the foregoing.

(y)           Knowledge.  Neither LFC nor any LFC Subsidiary has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the LFC Required Consents or the IBC Required Consents.

(z)            Information Provided.  None of the information supplied or to be supplied by or on behalf of LFC for inclusion in (i) the Proxy Statement-Prospectus or the Registration Statement (each as defined in Section 6.1 hereof), (ii) any other applications or documents to be filed with the SEC, the Nasdaq Stock Market, Inc. (“Nasdaq”), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to such Proxy Statement-Prospectus, when first mailed to the stockholders of LFC, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All information concerning LFC or its Subsidiaries, or for which it is responsible, that is included in documents that IBC is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of LFC’ knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, LFC makes no representation or warranty with respect to any information supplied by or on behalf of IBC or Acquisition Sub which is contained in any of the foregoing documents.

(aa)         Absence of Certain Payments. Neither LFC nor any of the LFC Subsidiaries, nor, to the knowledge of LFC or any of the LFC Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of LFC or any such subsidiary) has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful funds. Neither LFC nor any of the LFC Subsidiaries, nor, to the knowledge of LFC or any of the LFC Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of LFC or any such subsidiary) has accepted or received any unlawful contributions, payments, gifts, or expenditures.

(bb)         Certain Agreements.  Neither LFC nor any of the LFC Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of LFC or any LFC Subsidiary, directly or indirectly, to compete in any line of business or with any Person in any geographic area during any period of time.

(cc)         Compliance with Law.  Except as set forth in Section 4.1(cc) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to LFC or any of the LFC Subsidiaries, except for violations which would not have a Material Adverse Effect on LFC.

(dd)         Derivative Transactions.  All Derivative Transactions entered into by LFC or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any regulatory authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by LFC and its Subsidiaries, and were entered into with counter parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and LFC and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to LFC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that the term “Derivative Transactions” shall not include any of the LFC Stock Options.

(ee)         ESOP.  The Local Oklahoma Bank Employee Stock Ownership Plan, as amended, effective November 1, 1999 (the “ESOP”), is an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and is qualified under Code Section 401(a).  The trust forming part of the ESOP has been duly constituted in accordance with a valid and binding trust instrument, is validly existing and qualified under Code Section 401(a) and tax-exempt under Code Section 501(a).  The Administrator of the ESOP has been duly and lawfully appointed by the board of directors of the LFC Bank and has the power and authority to administer the ESOP.  The Trustee of the ESOP is duly-authorized, and has all requisite power and authority necessary, to enter into and perform its obligations as trustee under the ESOP and the Trust Agreement.  The ESOP has not incurred any indebtedness or other obligations or liabilities, and as of the Closing, will not have incurred any indebtedness or other obligations or liabilities.  Except as disclosed in Section 4.1(ee) of the LFC Disclosure Schedule, the ESOP constitutes an “employee stock ownership plan” as defined in Code Section 4975(e)(7) and

Section 407(d)(6) of ERISA.  Contributions by LFC or any of the LFC Subsidiaries to the ESOP are deductible by LFC pursuant to (but subject to the limitations of) Code Section 404.  For the purposes of this Section 4.1(ee) capitalized terms used herein shall have the meaning ascribed to them in the ESOP plan document, as amended.

4.2  Representations and Warranties of IBC.  Except as set forth in the Disclosure Schedule delivered by IBC to LFC prior to the execution of this Agreement (the “IBC Disclosure Schedule”), IBC represents and warrants to LFC as follows:

(a)   Organization, Standing and Power.  IBC is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and, except as would not reasonably be expected to result in a Material Adverse Effect on IBC, has the full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.  Each of IBC’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization, and except as would not reasonably be expected to result in a Material Adverse Effect on IBC, has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it.

(b)   Capitalization and Ownership.

(i)          The authorized capital stock of IBC consists exclusively of 105,000,000 shares of IBC Common Stock, of which as of January 19, 2004, 38,711,713 shares were outstanding.  All issued and outstanding shares of IBC Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and have not been issued in violation of any preemptive rights of any Person.  No holders of shares of IBC Common Stock have any rights of rescission or other claims against IBC under the 1933 Act resulting from any failure of such shares to have been sold by IBC pursuant to a valid exemption under the 1933 Act or otherwise in compliance therewith.

(ii)         Except as set forth in Section 4.2(b) of the IBC Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of the IBC Subsidiaries are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned directly or indirectly by IBC.

(iii)        There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating IBC or any of the IBC Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of IBC, and no authorization therefor has been given, except that as of January 19, 2004, there were outstanding options to acquire an aggregate of 1,444,900 shares of IBC Common Stock (the “IBC Stock Options”).  Neither IBC nor any IBC Subsidiary has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or any IBC Stock Options.

(iv)        There are no voting trusts or stockholder agreements to which IBC is a party with respect to the voting of the capital stock of IBC.

(v)         The shares of IBC Common Stock to be issued in exchange for Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)   Authority; No Violations.

(i)          IBC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IBC and no other corporate action or other corporate proceedings on the part of IBC is necessary to authorize this Agreement or the transactions hereby contemplated.  This Agreement has been duly executed and delivered by IBC and constitutes a valid and binding agreement of IBC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii)         The execution and delivery of this Agreement by IBC does not and will not, as the case may be, and the consummation by IBC of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to:  (A) any provision of the articles of incorporation or by-laws of IBC or any Subsidiary of IBC or (B) except as would not reasonably be expected to result in a Material Adverse Effect on IBC, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IBC or any Subsidiary of IBC or their respective properties or assets.

(iii)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IBC or any Subsidiary of IBC in connection with the execution, delivery and performance of this Agreement by IBC and Acquisition Sub or the consummation of the Merger and the Subsidiary Mergers, except for those required under or in relation to (A) the BHC Act, (B) the DGCL with respect to the filing of the Certificate of Merger, (C) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (D) antitrust or other competition laws of other jurisdictions, (E) the registration under the 1933 Act of the shares of IBC Common Stock to be issued in the Merger, (F) the registration or qualification of the shares of IBC Common Stock to be issued in the Merger under state securities or “blue sky” laws, (G) the listing of the shares of IBC Common Stock to be issued in the Merger on the Nasdaq National Market System, subject to official notice of issuance, (H) such consents and approvals specified in Section 4.2(c) of the IBC Disclosure Schedule and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on IBC.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A)-(H) above are hereinafter referred to as the “IBC Required Consents.”

(d)   Financial Statements.  IBC has delivered to LFC (i) the audited consolidated statements of condition of IBC and its Subsidiaries as of December 31, 2002 and 2001 and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (collectively, the “IBC Audited Financial Statements”).  Except to the extent qualified by footnotes contained in the IBC Audited Financial Statements and the report of the independent accountant thereon, the IBC Audited Financial Statements fairly present in all material respects the financial position of IBC and the IBC Subsidiaries as of the dates thereof and the results of IBC’s operations for the periods indicated in conformity with GAAP applied on a consistent basis.  In addition, IBC has delivered to LFC the unaudited consolidated statements of condition of IBC and its Subsidiaries as of September 30, 2003, and the related unaudited statements of income for the nine-month period then ended (collectively, the “IBC Unaudited Financial Statements”).  The IBC Unaudited Financial Statements fairly present in all material respects the financial position of IBC as of the date thereof and the results of its operations for the period indicated in conformity with GAAP applied on a consistent basis, except (i) as described in the footnotes to such IBC Unaudited Financial Statements, (ii) for year end closing adjustments that have not been applied, and (iii) the IBC Unaudited Financial Statements may not include all footnote disclosures required by GAAP.

(e)   Reports.  IBC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “IBC SEC Reports”).  None of the IBC SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, in the case of any registration statements, at the time of effectiveness (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All of such IBC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective IBC SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, including, without limitation, each of the consolidated financial statements of IBC (including any related notes thereto) included within the IBC SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(f)    Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IBC or any of its Subsidiaries.

(g)   Litigation.  There are no actions, suits, proceedings, arbitrations, claims or investigations pending or, to IBC’s knowledge, threatened against IBC or any of its Subsidiaries, or any properties or rights of IBC or any of its Subsidiaries, before any Governmental Entity that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby, (ii) would reasonably be expected to affect adversely the ability of IBC to fulfill its obligations hereunder, including without limitation, IBC’s obligations under Article I, Article II and Article III, or (iii) would reasonably be expected to result in a Material Adverse Effect on IBC.

(h)   No LFC Capital Stock.  IBC does not own or hold directly or indirectly any shares of common stock of LFC or any other capital stock of LFC, or any options, warrants or other rights to acquire any shares of common stock of LFC or any other capital stock of LFC, or in each case, any interests therein.

(i)    Regulatory Matters and Examination Reports. Neither IBC nor any of the IBC Subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Texas State Banking Department, the Texas State Insurance Commission, the SEC, the Texas State Securities Board or any other regulatory authority.  Each of IBC’s insured depository institution subsidiaries is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and “well managed” (as that term is defined at 12 C.F.R. 225.81(c)), and each institution’s examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

(j)    Knowledge.  Neither IBC nor any IBC Subsidiary has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the IBC Required Consents or the LFC Required Consents.

(k)   Information Provided.  None of the information supplied or to be supplied by or on behalf of IBC for inclusion in (i) the Proxy Statement-Prospectus or the Registration Statement, (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to such Proxy Statement-Prospectus, when first mailed to the stockholders of LFC, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All information concerning IBC or its Subsidiaries, or for which it is responsible, that is included in documents that LFC is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of IBC’s knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.  Notwithstanding the foregoing or anything to contrary set forth in this Agreement, IBC makes no representation or warranty with respect to any information supplied by or on behalf of LFC which is contained in any of the foregoing documents.

(l)    Compliance with Law.  Neither IBC nor any of the IBC Subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to IBC or any of the IBC Subsidiaries, except for violations which would not have a Material Adverse Effect on IBC.

(m)  Financing.  IBC has cash, cash equivalents and/or available lines of credit sufficient to pay the aggregate Per Share Cash Consideration at the Effective Time, and through the date of payment of the Merger Consideration by IBC, IBC will have all funds necessary to pay the aggregate Per Share Cash Consideration.  Each of IBC and IBC Bank is, and immediately following completion of the Merger and the Subsidiary Mergers will be, in compliance with all capital requirements applicable to it.

4.3  Representations and Warranties of Acquisition Sub.  Acquisition Sub represents and warrants to LFC as follows:

(a)   Organization, Standing and Power.  Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  Acquisition Sub is an indirect wholly-owned subsidiary of IBC.

(b)   Authority; No Violations.

(i)    Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Acquisition Sub of this Agreement and the consummation by Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Acquisition Sub.  This Agreement has been duly executed and delivered by Acquisition Sub and constitutes a valid and binding agreement of Acquisition Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii)   The execution and delivery of this Agreement by Acquisition Sub does not or will not, as the case may be, and the consummation by Acquisition Sub of the and the other transactions contemplated hereby will not, result in a Violation pursuant to:  any provision of the certificate of incorporation or by-laws of Acquisition Sub or any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Sub or its properties or assets.

(c)   No Business Activities.  Acquisition Sub has not conducted any activities or operations other than in connection with the organization of Acquisition Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Acquisition Sub has no Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Covenants of LFC.  During the period from the date of this Agreement and continuing until the Effective Time, LFC agrees as to itself and the LFC Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the LFC Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that IBC shall otherwise consent in writing):

(a)   Ordinary Course.  LFC and the LFC Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by LFC or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of one or more of such other provisions.  In furtherance of the foregoing, LFC shall, and shall cause each of the LFC Subsidiaries to:

(i)  extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of IBC, (A) make any new loan (except pursuant to commitments made prior to the date of this Agreement) to any Person if the amount of the new loan, when aggregated with all other loans or extensions of credit (including, without limitation, amounts funded pursuant to clause (B) below) made to such Person from and after the date of this Agreement, would exceed $1.5 million, or (B) modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) if either (1) the modification, restructuring or renewal of the existing loan requires additional amounts to be funded which exceed in the aggregate $1.5 million or (2) the loan to be modified, restructured or renewed is classified substandard, doubtful or loss and the modification, restructuring or renewal changes in any material respect the terms of the loan or requires the advancement of additional funds;

(ii)  maintain in a manner consistent with past practices all of LFC’s and the LFC Subsidiaries’ properties in good repair, order and condition,

reasonable wear and tear excepted, and maintain the insurance coverages described in Section 4.1(w) of the LFC Disclosure Schedule or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by LFC and the LFC Subsidiaries and consistent with the existing insurance coverages;

(iii)  timely file with all appropriate regulatory authorities all financial statements and other reports required to be so filed by LFC and/or the LFC Subsidiaries and to the extent permitted by applicable law, promptly thereafter deliver to IBC copies of all financial statements and other reports required to be so filed;

(iv)  comply in all respects with all applicable laws and regulations, domestic and foreign, except where the failure to so comply would not have a Material Adverse Effect on LFC;

(v)  promptly give written notice to IBC upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of LFC contained in or referred to in this Agreement to be untrue or misleading in any material respect;

(vi)  deliver to IBC a list, dated as of the Closing Date, showing (i) the name of each bank or institution where LFC and/or the LFC Subsidiaries have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each Person authorized to draw thereon or have access thereto;

(vii) deliver to IBC a list, dated as of the Closing Date, showing all liabilities and obligations of LFC and/or the LFC Subsidiaries in excess of $200,000, except those arising in the ordinary course of their respective businesses, incurred since September 30, 2003, certified by an officer of LFC;

(viii)  promptly notify IBC of the knowledge on the part of LFC of any material change or inaccuracies in any data previously given or made available to IBC or Acquisition Sub pursuant to this Agreement; and

(ix)  provide access, to the extent that LFC or the LFC Subsidiaries have the right to provide access, to any or all properties and facilities so as to enable IBC to physically inspect any structure or components of any structure on such property, including without limitation surface and subsurface testing and analyses.

(b)   Dividends; Changes in Share Capital.  LFC shall not, and shall not permit any of the LFC Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of LFC to LFC and except as set forth in Section 5.1(b) of the LFC Disclosure Schedule, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of LFC which remains a wholly owned Subsidiary of LFC after consummation of such transaction or

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by LFC of Shares in the ordinary course of business consistent with past practice in connection with LFC’s employee benefit plans.

(c)   Issuance of Securities.  LFC shall not, and shall not permit any of the LFC Subsidiaries to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares or enter into any agreement with respect to any of the foregoing, or any stock appreciation rights or any phantom stock other than (i) the issuance of Shares upon the exercise of stock options granted prior to the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of LFC of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of LFC, (iii) issuances of shares, options, rights or other awards and amendments to equity-related awards in numbers not greater than those set forth in Section 5.1(c) of the LFC Disclosure Schedule and (iv) issuances in connection with actions permitted by Section 5.1(e).

(d)   Governing Documents.  Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, LFC and the LFC Subsidiaries shall not amend, in the case of the LFC Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

(e)   No Acquisitions.  LFC shall not, and shall not permit any of the LFC Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of LFC and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of LFC or (y) the creation of new Subsidiaries of LFC organized to conduct or continue activities otherwise permitted by this Agreement.

(f)    No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of LFC, (ii) dispositions referred to in the LFC SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, or (iv) in the ordinary course of business (including, without limitation, sales of “other real estate owned” in the ordinary course of business), LFC shall not, and shall not permit any Subsidiary of LFC to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of LFC) which are material to LFC.

(g)   Investments; Indebtedness.  LFC shall not, and shall not permit any of its Subsidiaries to, other than deposit liabilities owed to deposit customers in the ordinary course of business, including Certificates of Deposit, trade accounts payable incurred in the ordinary course of business, federal funds purchased, Federal Home Loan Bank borrowings and securities sold under agreements to repurchase, in each case (x) that mature within one year and (y) are incurred in the ordinary course of business consistent with past practice, other than in connection with actions permitted by Section 5.1(e), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and in the ordinary course of business, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to LFC and its Subsidiaries than those in existence as of the date of this Agreement.

(h)   Compensation.  Other than as contemplated by Section 6.5 or as set forth in Section 5.1(h) of the LFC Disclosure Schedule, LFC shall not, and shall not permit any of the LFC Subsidiaries to, except in the ordinary course of business consistent with past practice or as required by an existing agreement or plan, increase the amount of compensation of, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of, any director, officer, employee or other Person (provided that nothing herein shall preclude LFC and the LFC Subsidiaries from increasing the amount of compensation or paying any bonuses to employees who are not executive officers to the extent such increases or bonuses are in the ordinary course of business and consistent with past practices), make any increase in or commitment to increase any employee benefits or change or modify the period of vesting or retirement age for any participant in any employee benefit plan, enter into or amend any employment, consulting or severance agreement or other agreement with any director, officer or employee, issue any LFC Stock Options or any stock appreciation rights or phantom stock, adopt, amend, terminate or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Benefit Plan.  Further, unless IBC shall otherwise agree in writing, LFC shall, and shall cause each of the LFC Subsidiaries to, not permit the term of any employment agreement to which it is a party to be renewed or extended (including, without limitation, pursuant to any “evergreen” or similar provision) and shall take all actions necessary (including, without limitation, giving of any required notices) under the terms of any such employment agreement to ensure that the term of no such employment agreement is (or is permitted to be) renewed or extended.

(i)    Other Actions.  LFC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 6.4, any of the conditions to the Merger set forth in Article VII not being satisfied.

(j)    Further Negative Covenants.  Except with the prior written consent of IBC or as otherwise specifically permitted by this Agreement, LFC shall not and shall cause the LFC Subsidiaries not to, from the date of this Agreement to the Closing:

(i)  make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP, prompt notice of which shall be given to IBC;

(ii)  cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with past practices;

(iii)  dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any Person other than its employees any material trade secret not theretofore a matter of public knowledge;

(iv)  except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any Person;

(v)  except for capital expenditures which are in process as of the date of this Agreement or are otherwise required pursuant to agreements in existence as of the date of this Agreement, make any capital expenditure or a series of expenditures of a similar nature in excess of $500,000 in the aggregate;

(vi)  make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with past practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

(vii)  except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, extend, modify or amend any lease, contract or commitment by which any such transaction, contract, or commitment would obligate LFC in an amount which would either (x) have a term of greater than a year or (y) exceed $100,000, alone or in the aggregate, over the life thereof, other than transactions entered into in the ordinary course of business and consistent with past practices;

(viii)  make any investments except in the ordinary course of business and in accordance with past practices;

(ix)  change any fiscal year or the length thereof;

(x) alter the size or composition of the LFC Subsidiaries’ deposit base, securities portfolio, loan portfolio or asset mix, except in the ordinary course of business.

5.2  Covenants of IBC.  During the period from the date of this Agreement and continuing until the Effective Time, IBC agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the IBC

Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that LFC shall otherwise consent in writing):

(a)   Financing.  IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would, impair IBC’s source of funds to pay the aggregate Per Share Cash Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

(b)   Regulatory Approvals.  IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, reasonably be expected to impede or delay any LFC Required Consent or IBC Required Consent or otherwise impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(c)   Other Actions.  IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VII not being satisfied.

5.3  Advice of Changes; Governmental Filings.  Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters.  LFC shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to IBC copies of all such reports, announcements and publications promptly after the same are filed.  Subject to applicable laws relating to the exchange of information, each of LFC and IBC shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of any material developments relating to completion of the transactions contemplated hereby.

5.4  Data Processing Conversion.  From and after the date hereof, IBC and LFC shall meet on a regular basis to discuss and plan for the conversion of LFC’s and its Subsidiaries’ data processing and related electronic informational systems to those used by IBC and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

5.5  Establishment of Accruals. If requested by IBC, at or prior to the Effective Time, LFC shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of IBC and its Subsidiaries (as such practices and methods are to be applied to LFC from and after the Effective Time) and reflect IBC’s plans with respect to the conduct of LFC’s business following the Merger and to provide for the costs and expenses relating to the consummation by LFC of the transactions contemplated by this Agreement, provided, however, that no such accruals or reserves need to be established prior to the satisfaction of the conditions set forth in Section 7.1 and 7.3. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation, warranty, covenant, agreement or condition of LFC contained in the Agreement or otherwise be considered in determining whether any such breach shall have occurred.

5.6  Control of LFC’s Business.  Nothing contained in this Agreement shall be deemed to give IBC, directly or indirectly, the right to control or direct LFC’s operations prior to the Effective Time.  Prior to the Effective Time, LFC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  LFC Stockholders Meeting; Preparation of Proxy Statement.

(a)   LFC shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “LFC Stockholders Meeting”) for the purpose of obtaining the Required LFC Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the approval of this Agreement by the Required LFC Vote and the Board of Directors of LFC shall recommend approval of this Agreement by the stockholders of LFC, provided that nothing in this Agreement shall prevent the Board of Directors of LFC from withholding, withdrawing, amending or modifying its recommendation if the Board of Directors of LFC determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties under applicable law.

(b)   IBC and LFC shall cooperate in preparing, and LFC shall cause to be filed with the SEC, as promptly as reasonably practicable following the date hereof, mutually acceptable proxy materials which shall constitute the proxy statement-prospectus relating to the matters to be submitted to the LFC stockholders at the LFC Stockholders Meeting (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”), and IBC shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of IBC Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as IBC’s prospectus. Each of IBC and LFC shall use its reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. IBC and LFC shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement-Prospectus or Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.  LFC will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to LFC’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the IBC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to IBC or LFC, or any of their respective affiliates, officers or directors, should be discovered by IBC or LFC which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of LFC.

(c)   IBC shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of LFC and IBC shall furnish all information concerning it and the holders of LFC Common Stock as may be reasonably requested in connection with any such action.

(d)   IBC shall use its reasonable best efforts to cause the shares of IBC Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, Inc. National Market System, subject to official notice of issuance, prior to the Closing Date.

6.2  Access to Information and Confidentiality.

(a)   Upon reasonable notice, LFC and IBC shall each (and shall each cause its Subsidiaries to) use its commercially reasonable efforts to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, documents, employees, vendors, suppliers and service providers, and all other information with respect to their business affairs, financial condition, assets and liabilities, and, during such period, LFC and IBC shall each (and shall each cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request.  LFC and IBC shall each permit the other party, its officers, employees, accountants, counsel, financial advisors and other representatives to make copies of such books, records and other documents and to discuss its business affairs, condition (financial and otherwise), operations, assets and liabilities with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel, creditors, vendors, suppliers and service providers, as the other party considers necessary or appropriate for any purpose, including, without limitation, familiarizing itself with its businesses and operations, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement, conducting an evaluation of its assets and liabilities and facilitating the integration of the business and operations of LFC and its Subsidiaries after the Effective Time.  LFC and IBC will each cause its outside accountants to make available to the other party, its officers, employees, accountants, counsel, financial advisor and other representatives, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of such party as may be requested by the other party in connection with its review of the foregoing matters.  Without limiting the generality of the foregoing, during the period of time beginning on the date of this Agreement and continuing to the Effective Time, LFC shall promptly provide (and in any case within one week after the relevant meeting) complete and accurate minutes of all meetings of the Board of Directors (or any committee of the Board of Directors) of LFC and/or any LFC Subsidiary.

(b)   IBC and LFC shall each, and shall each cause its affiliates (as defined in Rule 12b-2 of the 1934 Act) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the other party and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further, however, that each party shall promptly notify the other party of any disclosure by it pursuant to clause (iii) of this Section 6.2(b). Promptly after any termination of this Agreement, each party and its representatives shall return to the other party or destroy all copies of documentation with respect to the other party that were supplied by or on behalf of such party pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses such party and/or its representatives may have prepared containing information derived from such materials

6.3  Commercially Reasonable Efforts.

(a)   Subject to the terms and conditions of this Agreements each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including, without limitation, obtaining the LFC Required Consents and the IBC Required Consents in a timely manner.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make any appropriate filings pursuant to the BHC Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the BHC Act and to take all other actions reasonably necessary to cause the approval of the transactions contemplated hereby under the BHC Act and the expiration or termination of the applicable waiting periods under the BHC Act as soon as practicable.  Nothing in this Section 6.3(a) shall require any of IBC and its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of IBC, LFC or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

(b)   Each of IBC and LFC shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement (including, without limitation, the Merger and the Subsidiary Mergers) under the BHC Act or any other applicable law or regulation, use all commercially reasonable efforts to (i) make all appropriate filings and submissions with any Governmental Entity that may be necessary, proper or advisable under applicable laws or regulations in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to the Federal Reserve Board or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Federal Reserve Board or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the Federal Reserve Board or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and 6.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or regulation, each of IBC and LFC shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all respects with its obligations under this Section 6.3.

(d)   If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or regulation or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law or regulation, each of IBC and LFC shall use all commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such law or regulation so as to permit consummation of the transactions contemplated by this Agreement.

6.4  Acquisition Proposals.  LFC shall not directly or indirectly, and it shall use all commercially reasonable efforts to cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants retained by LFC or any of its Subsidiaries or affiliates, not to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of LFC and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving LFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer (other than a proposal or offer made by IBC or an affiliate thereof) being herein referred to as an “Acquisition Proposal”), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal.  Notwithstanding any other provision of this Agreement, the Board of Directors of LFC may, at any time prior to approval of this Agreement by the stockholders of LFC, furnish information pursuant to a confidentiality agreement to, or engage in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal of such Person if, (a) LFC has not violated any of the restrictions set forth in this Section 6.4, (b) the Board of Directors of LFC or any committee thereof concludes in good faith after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of LFC to comply with its fiduciary obligation to the stockholders of LFC under applicable law and (c) only to the extent that, the Board of Directors of LFC determines in good faith by a majority vote, after consultation with its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal.  From and after the execution of this Agreement, LFC shall immediately advise IBC in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to IBC within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.  Upon execution of this Agreement, LFC and the LFC Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Notwithstanding any other provision of this Agreement, in response to an unsolicited Acquisition Proposal, LFC’s Board of

Directors shall be permitted, at any time prior to the approval of this Agreement by the stockholders of LFC, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Acquisition Proposal, but only if, in each case referred to in clauses (i) and (ii), the Board of Directors of LFC concludes in good faith that (a) such Acquisition Proposal would, if consummated, constitute a Superior Proposal and such proposal has not been withdrawn and (b) in light of such Superior Proposal, the failure to withdraw, withhold, amend, modify or change such recommendation would constitute a breach of the fiduciary duties of the Board of Directors of LFC to the stockholders of LFC under applicable law.  LFC shall immediately advise IBC in writing, if the Board of Directors shall make any determination as to any Acquisition Proposal as contemplated by the preceding sentence.  Nothing contained in this Section 6.4 shall prohibit LFC or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act or from making any legally required disclosure to the stockholders of LFC with regard to an Acquisition Proposal or (ii) prior to the approval of this Agreement by the stockholders of LFC, from taking any action as contemplated by Section 8.1(f).

6.5  Treatment of LFC Stock Options; Other Stock Plans; Employee Benefits Matters.

(a)   Stock Options.  The treatment of the LFC Stock Options in the Merger shall be as follows:

(i)            As to all LFC Stock Options represented by agreements not expressly requiring the Surviving Corporation, IBC or any of the IBC Subsidiaries to assume such LFC Stock Options or to substitute equivalent options (“Terminating Options”), such Terminating Options shall terminate and be canceled immediately prior to the Effective Time (subject to the actual occurrence of the Effective Time), and the holder thereof shall have no further rights thereunder except as expressly provided herein.  Notwithstanding such termination of the Terminating Options, promptly after the Effective Time, the Surviving Corporation shall pay to each holder of a Terminating Option an amount in cash equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such Terminating Option, and (y) the number of Shares subject to such Terminating Option immediately prior to the Effective Time (such payment to be net of applicable withholding taxes).

(ii)           As to all LFC Stock Options other than Terminating Options, LFC shall, effective as of the Effective Time, (A) cause each such outstanding LFC Stock Option, whether or not exercisable or vested, to become fully exercisable and vested, (B) cause each such outstanding LFC Stock Option to be canceled and (C) in consideration of such cancellation, and, except to the extent IBC and the holder of any such LFC Stock Option otherwise agree, cause LFC to pay the holders of such LFC Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such LFC Stock Option, and (y) the number of Shares subject to such LFC Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).

(b)   Section 16(b) of the 1934 Act.    The Board of Directors of each of LFC and IBC shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16(b)-3(e) under the 1934 Act to cause the disposition in the Merger of the Shares and the LFC Stock Options and the acquisition in the Merger of shares of IBC Common Stock or options to purchase the common stock of the Surviving Corporation awards pertaining to and applying to the common stock of the Surviving Corporation to be exempt from the provisions of Section 16(b) of the 1934 Act.

(c)   Employee Issues.  Between the date hereof and the Closing, IBC shall be afforded the reasonable opportunity to interview and meet with the employees of LFC and the LFC Subsidiaries and to provide training to, and such information as is reasonably necessary with respect to terms of continued employment for, such employees of LFC and the LFC Subsidiaries who will remain or are expected to remain employees immediately after the Effective Time, which terms of employment may be amended thereafter by IBC in its sole discretion.  LFC shall terminate the 401(k) Plan maintained by LFC effective as of the day prior to the Effective Time.  All of the other employee benefit plans and programs maintained by LFC and any of its Subsidiaries shall be terminated effective as of the Effective Time.  Prior to the Effective Time, LFC shall amend the ESOP to provide that distributions to participants from such plan may be made in lump sum payments in the form of cash and/or employer stock as defined in such plan.  IBC presently intends that, except to the extent that may be required by law, after the Merger, neither IBC or its Subsidiaries, LFC, the LFC Subsidiaries nor the Surviving Corporation will make additional contributions to the employee benefit plans or other programs that were sponsored by LFC or any of the LFC Subsidiaries at any time prior to the Merger.  At and following the Effective Time, IBC shall take all actions necessary to complete the dissolution and winding up of the employee benefit plans maintained by LFC and the LFC Subsidiaries which are terminated at or before the Effective Time; provided, however, that with respect to terminated deferred compensation plans, IBC shall distribute accrued vested benefits according to the terms of such plans; provided further; that with respect to the Section 125 Plan maintained by LFC or the LFC Subsidiaries, IBC agrees to maintain such plan from the Effective Time through December 31, 2004, for the benefit of the employees of LFC and the LFC Subsidiaries who are employed by IBC or any of its Subsidiaries after the Effective Time.  IBC agrees that the employees of LFC and the LFC Subsidiaries who are retained as employees of IBC will be entitled effective as of the Effective Time to participate as newly hired employees in the employee benefit plans and programs maintained for employees of IBC and its affiliates, in accordance with the respective terms of such plans and programs; provided, however, that within thirty days following the Effective Time, such employees will be entitled to participate in the profit sharing plan sponsored by IBC and shall receive credit for service with LFC or LFC Subsidiaries for vesting and eligibility purposes with respect to the profit sharing plan sponsored by IBC; provided further, however, that with respect to the welfare benefit plans of IBC such employees shall receive credit for service with LFC or LFC Subsidiaries solely for purposes of eligibility, and IBC shall take all actions necessary or appropriate (including amending plans, if necessary) to facilitate such participation; provided further that any preexisting condition exclusion or waiting period applicable to any health care plan sponsored by IBC shall be waived with respect to any LFC or LFC Subsidiary employee.  IBC agrees that the employees and former employees of LFC and the LFC Subsidiaries who are entitled to elect, or who have already elected, continuation of health insurance coverage pursuant to Code Section 4980B shall be entitled to elect continuation of health insurance coverage pursuant to Code Section 4980B under the IBC health plan.  For purposes of determining each LFC or LFC Subsidiary’s employee’s benefit for the year in which the Merger occurs under IBC’s vacation or sick leave program, any vacation or sick leave taken by a LFC or LFC Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total IBC vacation or sick leave benefits available to such employee for such year.

(d)   Employment Agreements and Severance Policy.  At and following the Effective Time, IBC and the IBC Subsidiaries shall honor, and IBC and the IBC Subsidiaries shall continue to be obligated to perform, in accordance with their terms, all contractual obligations under the employment agreements and/or severance agreements set forth in Section 6.5(e)(i) of the LFC Disclosure Schedules.  An employee of LFC or an LFC Subsidiary (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated within six months following the Effective Time, shall be entitled to receive severance payments which shall be no less favorable that LFC’s existing severance/separation policy which is set forth as Section 6.5(e)(ii) of the LFC Disclosure Schedule.

6.6  Fees and Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on LFC or its Subsidiaries resulting from the Merger, (b) as provided in Section 8.2 and (c) the expenses of printing the Proxy Statement-Prospectus shall be shared equally between Local and IBC.  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

6.7  Directors’ and Officers’ Indemnification and Insurance.

(a)   After the Effective Time IBC and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of LFC and the LFC Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of LFC or any of the LFC Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, solely to the same extent required under any indemnification provisions included in LFC’s or LFC Subsidiary’s, as the case may be, constituent or organizational documents as in effect on the date of this Agreement; provided that no Indemnified Party may settle any such claim without the prior approval of IBC (which approval shall not be unreasonably withheld or delayed).

(b)   The Surviving Corporation shall (i) cause to be maintained in effect in its articles of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees that are at least as favorable to the Indemnified Parties as those contained in the articles of incorporation and by-laws of LFC as in effect on the date hereof and (ii) for a period of six years after the Effective Time, shall use its reasonable best efforts to maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by LFC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by LFC for such insurance (which premiums LFC represents to be $185,000 per year in the aggregate); and, provided, further, that if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7 or the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)   Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(d)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.5 and this Section 6.7.

6.8  Public Announcements.  LFC and IBC shall use all commercially reasonable efforts to develop a joint communications plan and each party shall use all commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.9  Affiliate Letters.  LFC shall use its reasonable best efforts to cause each director, executive officer and other Person, if any, who is an “affiliate” of LFC under Rule 145 of the 1933 Act to deliver to IBC as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each in the form designated by IBC, providing that such Person will comply with Rule 145.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of LFC, IBC and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)   Stockholder Approval.  LFC shall have obtained the Required LFC Vote for the approval of this Agreement by the stockholders of LFC.

(b)   No Injunctions or Restraints; Illegality.  No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, such order or injunction.

(c)   Governmental Approvals.  All approvals required for the Merger and the Subsidiary Mergers from Governmental Entities shall have been obtained (and any applicable waiting periods with respect thereto shall have expired) other than those the failure of which to be obtained would not reasonably be expected to result in a Material Adverse Effect on IBC and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, and such approvals shall not have imposed any condition or requirement which in the reasonable judgment of the party or parties affected by such condition or requirement would adversely impact in a material respect the intended economic benefits to such party of the transactions contemplated by this Agreement or otherwise would in the reasonable judgment of such party be so burdensome as to render reasonably inadvisable the consummation of the Merger.

(d)   Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and shall be effective and not subject to any stop order, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and IBC shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(e)   Listing.  The shares of IBC Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2  Additional Conditions to Obligations of IBC and Acquisition Sub.  The obligations of IBC and Acquisition Sub to effect the Merger are subject to the satisfaction of, or waiver by IBC, on or prior to the Closing of the following additional conditions:

(a)   Representations and Warranties.  Each of the representations and warranties of LFC set forth in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect”, which shall be true and correct in all respects) both on the date of this Agreement and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), and IBC shall have received a certificate of the chief executive officer and the chief financial officer of LFC to such effect.

(b)   Performance of Obligations of LFC.  LFC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, and IBC shall have received a certificate of the chief executive officer and the chief financial officer of LFC to such effect.

(c)   Officers Certificate.  IBC shall have received such certificates of LFC, dated the Closing Date, signed by an executive officer of LFC to evidence satisfaction of the conditions set forth in this Article VII (insofar as each relates to LFC) and as may be reasonably requested by IBC.

(d)   No Material Adverse Effect.  There shall not have occurred after the date hereof any Material Adverse Effect on LFC or any event that is likely to result in or cause any Material Adverse Effect on LFC.

(e)   Resignations.  Each of the individuals named in Section 7.2(e) of the LFC Disclosure Schedule shall have resigned from all officer positions (but not as employees) held by such individual with LFC and any of the LFC Subsidiaries, effective as of a date certain that is on or prior to the date that is fourteen (14) days prior to the Closing Date.

7.3  Additional Conditions to Obligations of LFC.  The obligations of LFC to effect the Merger are subject to the satisfaction of, or waiver by LFC, on or prior to the Closing of the following additional conditions:

(a)   Representations and Warranties.  Each of the representations and warranties of IBC and Acquisition Sub set forth in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which shall be true and correct in all respects) both on the date of this Agreement and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), and LFC shall have received a certificate of the chief executive officer and the chief financial officer of IBC to such effect.

(b)   Performance of Obligations of IBC.  IBC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, and LFC shall have received a certificate of the chief executive officer and the chief financial officer of IBC to such effect.

(c)   Officers Certificate.  LFC shall have received such certificates of IBC, dated the Closing Date, signed by an executive officer of IBC to evidence satisfaction of the conditions set forth in this Article VII (insofar as each relates to IBC) and as may be reasonably requested by LFC.

(d)   No Material Adverse Effect.  There shall not have occurred after the date hereof any Material Adverse Effect on IBC or any event that is likely to result in or cause any Material Adverse Effect on IBC.

(e)   Assumption of Indenture Obligation.  IBC shall have taken all necessary and required actions to assume LFC’s obligations pursuant to Section 8.1 of the Indenture dated September 8, 1997, between LFC and the Bank of New York, as trustee, with respect to LFC’s 11% Senior Notes due 2004.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of LFC or Acquisition Sub:

(a)   By the mutual written consent of IBC and LFC, by action of their respective Boards of Directors;

(b)   By either LFC or IBC if the Effective Time shall not have occurred on or before October 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 6.3) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)   By either LFC or IBC if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all commercially reasonable efforts to obtain, in accordance with Section 6.3), that is necessary to fulfill the conditions set forth in subsections 7.1(c) and (d), as applicable, and such failure to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.3 has to any extent been the cause of such action or inaction;

(d)   By either LFC or IBC if the approval by the stockholders of LFC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required LFC Vote upon the taking of such vote at a duly held meeting of stockholders of LFC, or at any adjournment thereof;

(e)   By IBC if the Board of Directors of LFC, or any committee thereof, prior to approval of this Agreement by the stockholders of LFC, (i) shall withhold, withdraw, change, modify or amend in any manner adverse to the LFC Board Approval, (ii) shall approve or recommend a Superior Proposal pursuant to Section 6.4, (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above, (iv) LFC shall fail to include in the Proxy Statement-Prospectus the recommendation of the Board of Directors of LFC in favor of the approval this Agreement and the Merger and the transactions contemplated hereby, or shall have taken any action inconsistent with such recommendation, or (v) a tender or exchange offer relating to 15% or more of the capital stock of LFC shall have been commenced by a Person unaffiliated with IBC, and LFC shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the 1933 Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that LFC recommends rejection of such tender or exchange offer;

(f)    By LFC at any time prior to approval of this Agreement by the Required LFC Vote of stockholders of LFC at a duly held meeting of the stockholders of LFC if the Board of Directors of LFC shall approve a Superior Proposal; provided, however, that prior to any such termination, LFC shall, and shall cause its financial and legal advisors to, provide IBC with a reasonable opportunity (not to exceed a period of three Business Days unless otherwise agreed in writing) to make adjustments in the terms and conditions of this Agreement sufficient to cause the Board of Directors of LFC to determine that such Superior Proposal no longer constitutes a Superior Proposal; or

(g)   By IBC, if LFC shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of LFC shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

(h)   By LFC, if IBC shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of IBC shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

8.2  Effect of Termination.

(a)   In the event of termination of this Agreement by either LFC or IBC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of IBC or LFC or their respective officers or directors except with respect to the second sentence of Section 6.2, Section 6.6, this Section 8.2 and Article IX.

(b)   IBC and LFC agree that, (i) if IBC shall terminate this Agreement pursuant to Section 8.1(e), (ii) if either IBC or LFC shall terminate this Agreement pursuant to Section 8.1(d) or pursuant to Section 8.1(b) without the meeting of LFC’s stockholders to consider the transactions contemplated by this Agreement having occurred, and at the time of such termination an Acquisition Proposal shall exist and within 12 months of such termination LFC enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (ii) “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.4 except that (x) the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%” and (y) ”Acquisition Proposal” shall only be deemed to refer to a transaction involving LFC, or with respect to assets (including the shares of any Subsidiary of LFC) of LFC and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone, or (iii) if LFC shall terminate this Agreement pursuant to Section 8.1(f), then, in any such case, LFC shall pay to IBC cash in the amount of $12,000,000 (the “Termination Fee”). The Termination Fee required to be paid to IBC pursuant to this Section 8.2(b) shall be paid prior to, and shall be a condition precedent to the effectiveness of the termination of, this Agreement by LFC pursuant to Section 8.1(f).

(c)   All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

8.3  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of LFC and Acquisition Sub, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, Sections 6.2, 6.5, 6.7 and 8.2) and this Article IX.  Nothing in this Section 9.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)		if to IBC or Acquisition Sub, to:

International Bancshares Corporation
1200 San Bernardo Ave.
Laredo, Texas 78040
Fax: (956) 726-6616
Attention: Dennis E. Nixon, President

with a copy to:

Cox & Smith Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas 78205
Fax: (210) 226-8395
Attention: Cary Plotkin Kavy

(b)		if to LFC or the LFC Subsidiaries, to

Local Financial Corporation
3601 N.W. 63RD
Oklahoma City, Oklahoma 73116
Fax: (405) 841-2289
Attention: Edward A. Townsend

with a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Fax: (202) 457-6315
	Attn:	Norman B. Antin
Jeffrey D. Haas

9.3  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”

or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

9.5  Entire Agreement; Third Party Beneficiaries.

(a)   This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 and Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.6  Governing Law.  All aspects of the relationship between the parties hereto, including, without limitation, the construction and interpretation of this Agreement and all claims arising out of the relationship between the parties, shall be governed and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

9.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.9  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10        Definitions.  As used in this Agreement:

(a)   “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(b)   “Business Day” means any day on which banks are not required or authorized to close in the states of Oklahoma and Texas.

(c)   “knowledge” when used with respect to any party means the knowledge of any senior executive officer of such party.

(d)   “Material Adverse Effect” means, with respect to any entity, any adverse change, circumstance or effect that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) regional economic conditions that have a similar effect on other participants in such region in the industries which IBC or LFC, as the case may be, operates, (iii) the industries in which IBC or LFC, as the case may be, operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on ) IBC or LFC, as the case may be, (iv) changes in any tax laws or regulations or applicable accounting regulations or principles in each case not specifically relating to IBC or LFC, as the case may be, (v) actions or omissions by either IBC or LFC, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby or as otherwise contemplated by this Agreement or (vi) any modification or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP.

(e)   “the other party” means, with respect to LFC, IBC and means, with respect to IBC, LFC.

(f)    “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the 1934 Act).

(g)   “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(h)   “Superior Proposal” means a bona fide Acquisition Proposal the terms of which the Board of Directors of LFC concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of such proposal, including any condition to the consummation of such proposal, and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to holders of the Shares (in their capacity as stockholders) from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4 except that (x) the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%” and (y) ”Acquisition Proposal” shall only be deemed to refer to a transaction involving LFC, or with respect to assets (including the shares of any Subsidiary of LFC) of LFC and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

(i)    “Tax” (and with correlative meaning, “Taxes”) means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(j)    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

9.11        Other Agreements.  The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of LFC and IBC under any other agreement between the parties shall not be affected by any provision of this Agreement.

[Intentionally Left Blank]

IN WITNESS WHEREOF, IBC, LFC and Acquisition Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

INTERNATIONAL BANCSHARES CORPORATION

By:	/s/ DENNIS E. NIXON
	Name:	Dennis E. Nixon
	Title:	Chairman, Chief Executive Officer and President

LFC ACQUISITION CORP.

By:	/s/ DENNIS E. NIXON
	Name:	Dennis E. Nixon
	Title:	President

LOCAL FINANCIAL CORPORATION

By:	/s/ EDWARD A. TOWNSEND
	Name:	Edward A. Townsend
	Title:	Chairman and Chief Executive Officer

APPENDIX A

Defined Terms in the Agreement

Definition	Section

1933 Act	Section 4.l(c)(i)

1934 Act	Section 4.l(e)(ii)

Acquisition Proposal	Section 6.4

Acquisition Sub	Preamble

Aggregate Adjustment Amount	Section 3.1(c)

Agreement	Preamble

Audited Financial Statements	Section 4.l(d)

Bank Merger	Section 3.7

BHC Act	Section 4.l(a)

Board of Directors	Section 9.11(a)

Business Day	Section 9.11(b)

Cash Election	Section 3.2(a)

Cash Election Shares	Section 3.2(a)

Certificates	Section 3.2(c)

Closing	Section 1.3

Closing Date	Section 1.3

Code	Section 3.6

Common Control Entity	Section 4.l(o)(vii)

Contracts	Section 4.1(x)

Converted Cash Election Share	Section 3.2(b)(i)

Converted Stock Election Share	Section 3.2(b)(ii)

Definition	Section

Derivative Transactions	Section 4.1(dd)

Determination Period	Section 3.1(c)(i)

DGCL	Section 1.2

Dissenters’ Shares	Section 3.4

Effective Time	Section 1.2

Election	Section 3.2(a)

Election Deadline	Section 3.2(e)

Election Form	Section 3.2(c)

Election Form Record Date	Section 3.2(c)

Environmental Law(s)	Section 4.1(g)(ii)

Environmental Permit(s)	Section 4.1(g)(ii)

ERISA	Section 4.1(o)(i)

ESOP	Section 4.1(ee)

Exchange Agent	Section 3.2(c)

Exchange Ratio	Section 3.1(c)(i)

Expenses	Section 6.6

GAAP	Section 4.1(d)

Governmental Entity	Section 4.1(h)(iii)

HIPAA	Section 4.1(o)(v)

Holding Company Merger	Section 3.7

IBC	Preamble

IBC Audited Financial Statements	Section 4.2(d)

IBC Common Stock	Section 3.1(c)(i)

IBC Common Stock Value	Section 3.1(c)(i)

Definition	Section

IBC Disclosure Schedule	Section 4.2

IBC Required Consents	Section 4.2(c)(iii)

IBC SEC Reports	Section 4.2(e)

IBC Stock Options	Section 4.2(b)(iii)

IBC Unaudited Financial Statements	Section 4.2(d)

Indemnified Parties	Section 6.7(a)

knowledge	Section 9.11(c)

Letter of Transmittal	Section 3.3(a)

LFC	Preamble

LFC Bank	Section 3.7

LFC Board Approval	Section 4.1(j)

LFC Disclosure Schedule	Section 4.1

LFC Required Consents	Section 4.l(h)(iii)

LFC SEC Reports	Section 4.1(i)

LFC Stock Options	Section 4.l(c)(iii)

LFC Stockholders Meeting	Section 6.1(a)

LFC Subsidiaries	Section 4.l(a)

Loans	Section 4.l(e)(i)

Mailing Date	Section 3.2(c)

Material Adverse Effect	Section 9.11(d)

Materials of Environmental Concern	Section 4.1(g)(ii)

Merger	Recitals

Merger Consideration	Section 3.1(c)(i)

Mixed Election	Section 3.2(a)

Definition	Section

Nasdaq	Section 4.1(z)

No-Election Shares	Section 3.2(a)

Non-Election	Section 3.2(a)

Other Programs	Section 4.l(o)(iii)

Pension Benefit Plans	Section 4.l(o)(ii)

Per Share Cash Consideration	Section 3.1(c)(i)

Per Share Stock Consideration	Section 3.1(c)(i)

Person	Section 9.11(f)

Proxy Statement-Prospectus	Section 6.1(b)

Real Property	Section 4.l(g)(ii)

Registration Statement	Section 6.1(b)

Regulatory Authorities	Section 4.l(s)

Required LFC Vote	Section 4.1(k)

Representative	Section 3.2(d)

SEC	Section 4.1(f)

Shares	Section 3.1(b)

Stock Election	Section 3.2(a)

Stock Election Shares	Section 3.2(a)

Stock Number	Section 3.2(a)

Stock-Selected No-Election Share	Section 3.2(b)(i)

Subsidiary	Section 9.11(g)

Subsidiary Mergers	Section 3.7

Superior Proposal	Section 9.11(h)

Surviving Corporation	Recitals

Definition	Section

Tax	Section 9.11(i)

Tax Return	Section 9.11(j)

Terminating Options	Section 6.5(a)

Termination Date	Section 8.1(b)

Termination Fee	Section 8.2(b)

the other party	Section 9.11(e)

Unaudited Financial Statements	Section 4.1(d)

Violation	Section 4.l(h)(ii)

Welfare Benefit Plans	Section 4.1(o)(i)